                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                           VIRATA CORPORATION ADOPTS
                            STOCKHOLDER RIGHTS PLAN

     SANTA CLARA, CA, May 8, 2001 Virata Corporation(R) (NASDAQ:VRTA) today announced that its Board of Directors has adopted a Stockholder Rights Plan and declared a nontaxable dividend of one "right" on each outstanding share of the Company's common stock to Stockholders of record as of May 9, 2001.

     The rights plan is designed to enable stockholders to receive fair and equal treatment in any proposed takeover of the Company and to safeguard against two-tiered tender offers, open market accumulations and other abusive tactics to gain control of the Company. The rights plan was not adopted in response to any effort to acquire control of Virata.

     Charles Cotton, Virata's chief executive officer, said, "By adopting this rights plan, we are taking steps to protect our Stockholders' opportunity to realize the full long-term value of their investment in Virata."

     Generally, should any person or entity become the beneficial owner of 15% or more of the Company's outstanding common stock (with the exception of those persons who hold 15% or more of the Company's common stock, or securities convertible into 15% or more of the Company's common stock, on May 2, 2001), each right (other than those held by that new 15% stockholder) would be exercisable to purchase that number of shares of the Company's common stock having at that time a market value equal to two times the then current exercise price (initially $90). These provisions, among others, are intended to encourage any potential acquirer of 15 percent or more of the Company's outstanding common stock to negotiate with Virata's Board of Directors.

     Until the rights become exercisable, they will trade as a unit with the Company's common stock and are redeemable at a price of $0.001 per right at the Board of Directors' discretion.

     The Board of Directors may amend the terms of the rights at any time without the consent of the holders, with certain exceptions. Unless otherwise extended by the Board of Directors or previously triggered, the rights will expire on May 2, 2011.

     Full details regarding the rights plan will be outlined in a summary mailed to all Stockholders following the record date.

About Virata

     Virata provides communications software and semiconductors to manufacturers of DSL, wireless, satellite, and other broadband networking equipment. Virata's suite of processor-independent software products provide developers with complete, field-proven implementations of networking functions, including MPLS, and web servers, removing the need to write and validate new software code.

     Virata also pre-integrates its extensive suite of communications software with its powerful and cost-effective communications processors to create Integrated Software on Silicon (ISOS(TM)) products. These ISOS solutions assist customers in developing a diverse range of broadband wireless and wireline equipment including DSL modems, gateways, routers, and integrated access devices targeted at the voice and high-speed data network access and customer premises markets. Virata's products also help equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and improvement.

     Virata is a principal member of the ATM Forum, Bluetooth SIG organization, the DSL Forum, HomePNA, ITU, MPLS Forum, OpenDSL consortium and UPnP Forum. A publicly traded company on the Nasdaq Stock Market, Virata was founded in 1993 and is headquartered in Santa Clara, California. For more information, please visit www.virata.com.

                                      ###

     Virata is a registered trademark, and ISOS and Integrated Software on Silicon are trademarks of Virata. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.

     Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially. Due to increasing uncertainties in the company's market, the company's degree of visibility on future revenues and earnings and associated confidence level in forecast information is less than in past quarters. Factors that might cause a difference include, but are not limited to, those relating to general business and economic conditions, evolving industry standards, the pace of development and market acceptance of our products, those of our customers and the DSL market generally, the rate of DSL deployments, commercialization and technological delays or difficulties, changes in customer order patterns and the product volume of such orders, the financial condition of our customers, risks of customer loss, the impact of competitive products and technologies, competitive pricing pressures, manufacturing availability and risks, dependence on third party suppliers, the uncertainties associated with international operations, the possibility of our products infringing patents and other intellectual property of third parties, risks due to limited protection of our intellectual property, product defects, costs of product development, our ability to attract and retain employees, the company's ability to extract value from acquisitions, manufacturing and government regulation and other risk factors listed from time to time in the reports and other documents Virata files with the Securities and Exchange Commission, including without limitation, the report on Form 10-Q for the quarter ended December 31, 2000. Virata assumes no obligation to revise or update the forward-looking statements contained in this press release to reflect events or circumstances after the date hereof.

Virata Contacts:          Kelly Karr (PR)       James Fraser, CFA
----------------          408-566-1026          Director of Investor Relations
                          kkarr@virata.com      408-566-1098
                                                jfraser@virata.com